Exhibit 10.1

CREDIT AGREEMENT

dated as of

February 29, 2012

Between

MESA LABORATORIES, INC.

as the Borrower

and

JPMORGAN CHASE BANK, N.A.,

as the Lender

1

i

SCHEDULES:

Schedule 3.05 — Real Estate

Schedule 3.06 — Disclosed Matters

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

EXHIBITS:

Exhibits A — Form of Opinions of Borrower’s Counsel

Exhibit B — Compliance Certificate Form

ii

CREDIT AGREEMENT dated as of February 29, 2012 by and between MESA LABORATORIES, INC., a Colorado corporation (the “Borrower”) and JPMORGAN CHASE BANK, N.A. (the “Lender”).

The parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan, for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such period multiplied by (b) the Statutory Reserve Rate.  Any change in the Adjusted LIBO Rate due to a change in the LIBO Rate shall be effective from and including the effective date of such change in the LIBO Rate.

“Adjusted One Month LIBO Rate” means an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitment.

“Banking Services” includes any bank account, credit card, ACH, overdraft, cash management, or other banking services provided by Lender to Borrower.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Mesa Laboratories, Inc., a Colorado corporation.

“Borrowing Request” means a request by Borrower for a Revolving Loan in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Denver are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP, but specifically excluding

(i) Capital Lease Obligations and (ii) expenditures made from proceeds received upon the disposition of replaced assets or from insurance or condemnation proceeds received by such Person during any measuring period (to the extent such expenditures are permitted in this Agreement).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBO Rate, respectively.

“CB” when used in reference to any Loan or Loans, refers to whether such Loan, or the Loans comprising such Loan, is bearing interest at a rate determined by reference to the CB Rate.

“CB Margin means, when the ratio of Funded Debt to EBITDA (measured on a trailing four quarter basis) with respect to Borrower and its Subsidiaries on a consolidated basis, is:

(a) less than 1.0 to 1.0, negative one and one-quarter percent (-1.25%);

(b) greater than or equal to 1.0 to 1.0, but less than 1.5 to 1.0, negative one percent (-1.0%);

(c) greater than or equal to 1.5 to 1.0, but less than 2.0 to 1.0, negative three-quarters of one percent (-0.75%); and

(d) greater than or equal to 2.0 to 1.0, negative one-half of one percent (-0.5%)

Notwithstanding anything to the contrary in the foregoing, through and including the last day of the first Fiscal Quarter following the Effective Date, the CB Margin will be negative one and one-quarter percent (-1.25%).

“CB Rate” means, with respect to a CB Loan, the sum of the CB Floating Rate plus the CB Margin.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender (or, for purposes of Section 2.16(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender, to secure the Obligations.

“Collateral Documents” means the Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Compliance Certificate” is attached hereto as Exhibit B.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Denver” shall mean Denver, Colorado.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to Borrower and its Subsidiaries on a consolidated basis, for any fiscal period, without duplication, an amount equal to (a) consolidated Net Income of such Person for such period, determined in accordance with GAAP, plus, (b) to the extent deducted from (added to) Net Income: (i) non-cash charges for share based payments, plus (ii) income tax expense, plus (iii) Interest Expense, plus (iv) depreciation and amortization, plus (v) non-recurring, extraordinary loss and minus (vi) non-recurring, extraordinary gain, in each case, for such period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” is all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan, refers to whether such Loan is bearing interest at the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for the relevant Interest Period, the sum of the Adjusted LIBO Rate plus the LIBOR Margin.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on the last day of March, June, September and December of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on March 31 of each year.

“Fixed Charge Coverage Ratio” means, on any date of determination, with respect to Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) EBITDA less cash Taxes paid for the four Fiscal Quarters ending on or immediately prior to such date to (b) the sum of (i) Interest Expense for such period, plus (ii) scheduled principal payments on all Indebtedness by Borrower or any Subsidiary for such period, plus (iii) Unfinanced Capital Expenditures for such period, plus (iv) actual stock redemption payments paid during such period, plus (v) dividends permitted to be paid for such period.

“Funded Debt” means, with respect to any Person, without duplication, (i) all Indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all purchase money Indebtedness (including for purposes hereof, indebtedness and obligations described in clauses (d) and (e) of the definition of “Indebtedness”) of such Person, including without limitation the principal portion of all Capital Lease Obligations, (iv) all Guarantees of such Person with respect to Funded Indebtedness of another Person, (v) the maximum available amount of all standby letters of credit or acceptances issued or created for the account of such Person, (vi) all Funded Debt of another Person secured by a Lien on any property of such Person, whether or not such Funded Indebtedness has been assumed, provided that for purposes hereof the amount of such Funded Debt shall be limited to the greater of (A) the amount of such Funded Debt as to which there is recourse to such Person and (B) the fair market value of the property which is subject to the Lien, (vii) the outstanding attributed principal amount under any Securitization Transaction, and (viii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.  The Funded Debt of any Person shall include the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes hereof the Indebtedness of Borrower shall include all of the Obligations.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Election Request” means a request by Borrower to (a) convert, continue, or make Interest Period elections for each Revolving Loan in accordance with Section 2.07(a) or (b) make Interest Period elections for each Term Loan in accordance with Section 2.07(b).

“Interest Expense” means for any fiscal period, as calculated on a consolidated basis for Borrower and its Subsidiaries, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Loan and other Indebtedness, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means (a) with respect to CB Loans, the last day of each calendar month and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Date would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“LC Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time.

“Lender” means JPMorgan Chase Bank, N.A., together with its successors and assigns.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Fee” means, a fee, payable on the issue date of each Letter of Credit and on each anniversary date that such Letter of Credit is still outstanding, equal to the outstanding face amount of such Letter of Credit multiplied by, when the ratio of Funded Debt to EBITDA (measured on a trailing four quarter basis) with respect to Borrower and its Subsidiaries on a consolidated basis is:

(a) less than 1.0 to 1.0, one and one-quarter percent (1.25%);

(b) greater than or equal to 1.0 to 1.0, but less than 1.5 to 1.0, one and one-half percent (1.5%);

(c) greater than or equal to 1.5 to 1.0, but less than 2.0 to 1.0, one and three-quarters percent (1.75%); and

(d) greater than or equal to 2.0 to 1.0, two percent (2.0%).

Notwithstanding anything to the contrary in the foregoing, through and including the last day of the first Fiscal Quarter following the Effective Date, the Letter of Credit Fee will be one and one-quarter percent (1.25%).

“LIBOR Margin” means, when the ratio of Funded Debt to EBITDA (measured on a trailing four quarter basis) with respect to Borrower and its Subsidiaries on a consolidated basis, is:

(a) less than 1.0 to 1.0, one and one-quarter percent (1.25%);

(b) greater than or equal to 1.0 to 1.0, but less than 1.5 to 1.0, one and one-half percent (1.5%);

(c) greater than or equal to 1.5 to 1.0, but less than 2.0 to 1.0, one and three-quarters percent (1.75%); and

(d) greater than or equal to 2.0 to 1.0, two percent (2.0%).

Notwithstanding anything to the contrary in the foregoing, through and including the last day of the first Fiscal Quarter following the Effective Date, the LIBOR Margin will be one and one-quarter percent (1.25%).

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits in the approximate amount of principal outstanding on such date and for a maturity comparable to such Interest Period are offered by the principal London office of Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means the Agreement, the Collateral Documents, and all other agreements, notes instruments, documents and executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower, or any employee of Borrower, and delivered to Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the loans made by Lender to Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to perform any of its obligations under this Agreement or any other

Loan Document or (c) the rights of or benefits available to Lender under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of Borrower and its Subsidiaries in an aggregate principal amount exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss) of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Lender and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement, any of the other Loan Documents, or otherwise.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding), amounts outstanding for Rate Management Transactions, Banking Services, cash management services, other bank products offered by Lender or its Affiliates to Borrower, fees, expenses, attorneys’ fees and any other sum chargeable to Borrower under the Agreement, any of the other Loan Documents, or otherwise.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Page” means Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market.

“Participant” is defined in Section 8.04(b).

“Patriot Act” means the USA Patriot Act of 2001, 31 U.S.C Section 5318, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisitions” include (i) acquisitions by Borrower or any Subsidiary of substantially all the stock or property of any person or (ii) acquisitions by Borrower or any Subsidiary which result in substantially all of the stock or property of a Person being owned by Borrower or such Subsidiary following the closing of such transaction, in each case where:

(a)  The applicable Borrower has provided Lender with no less than thirty (30) days notice prior to the closing of such transaction, including without limitation, the name of the Person that Borrower or any Subsidiary, as the case may be, is acquiring, the total consideration for the transaction (broken out into line items for cash and other property), the form of the transaction (asset purchase, stock purchase or otherwise) and any other information reasonably requested by Lender;

(b)  Borrower has provided Lender with lien and judgment searches conducted by Borrower on the Person being acquired prior to the closing of the transaction (which shall include, without limitation, lien searches on any other names (prior names, d/b/a’s or otherwise) of such Person used within the past five (5) years;

(c) The cash portion of the purchase price for such transaction is no more than Ten Million Dollars ($10,000,000.00) (including any contingent obligations and earn-out payments);

(d)  The cash portion of the purchase price for all such transactions occurring in any consecutive twelve month period, with respect to Borrower and its Subsidiaries, is not more than Sixteen Million Dollars ($16,000,000.00) in the aggregate (including any contingent obligations and earn-out payments);

(e) An Event of Default has not occurred and is not continuing or could not reasonably be expected to result from such transaction;

(f) The assets of the target company in such acquisition are free and clear of all Liens that would not otherwise constitute Permitted Encumbrances hereunder at the time of the closing of such transaction;

(g)  If requested by Lender, the applicable Borrower delivers to Lender, within thirty (30) days of the closing of any such transaction, any documents required by Lender in order for Lender to obtain a first priority security interest in the assets acquired by Borrower (including, without limitation, assets owned by any U.S. Subsidiary with respect to which Borrower or any existing Subsidiary has acquired all or a portion of such entity’s stock); and

(h)  Borrower has provided to Lender at least 10 days prior to the closing of any such transaction, a certificate demonstrating that the ratio of pro-forma Funded Debt (reflecting the anticipated Funded Debt after the acquisition) to EBITDA, as calculated on a consolidated basis for Borrower and its Subsidiaries on a trailing four quarter basis (excluding EBITDA of the acquisition target for such periods), is not more than 2.0 to 1.0.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  purchase money Liens (i) on equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(f)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII; and

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include (i) any Lien securing Indebtedness, unless otherwise permitted hereunder or (ii) Liens under subsections (a) through (g) above securing Indebtedness exceeding $500,000 in the aggregate for all such Liens.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)  Investments consisting of travel advances, employee relocation loans, loans to employees in connection with the exercise of stock incentives, and other employee or independent contractor loans and advances in the ordinary course of business, not exceeding $1,500,000 in the aggregate at any one time outstanding; and

(g)  Permitted Acquisitions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Lender as its prime rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE LENDER’S LOWEST RATE.

“Rate Management Transaction” means (i) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and JPMorgan Chase Bank, N.A. and/or its Affiliates which is a rate swap, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap, floor, collar, currency swap, cross-currency rate swap, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), or (ii) any type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or any combination of the foregoing transactions.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Borrower or any option, warrant or other right to acquire any such Equity Interests in Borrower.

“Revolving Loan” means a Loan made pursuant to Section 2.02.

“Revolving Commitment” means the commitment of Lender to make Revolving Loans, as such commitment may be reduced or increased from time to time pursuant to assignments by Lender pursuant to Section 8.04.  The initial amount of the Revolving Commitment is Twenty Million and No/100 Dollars ($20,000,000.00).

“Revolving Credit Exposure” means the sum of the outstanding principal amount of Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Maturity Date” means the date that is three years following the Effective Date.

“SEC” means the United States Securities and Exchange Commission.

“S&P” means Standard & Poor’s.

“Securitization Transaction” means any financing transaction or series of financing transactions that have been or may be entered into by Borrower or any Subsidiaries pursuant to which such Person may sell, convey or otherwise transfer to (i) a Subsidiary or affiliate, or (ii) any other Person, or may grant a security interest in, any receivables or interests therein secured by merchandise or services financed thereby (whether such receivables are then existing or arising in the future) of such Person, and any assets related thereto, including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

“Security Agreement” means the Security Agreement entered into as of the Effective Date by Borrower in favor of Lender, as amended from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Lender is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan, refers to whether the rate of interest on such Loan, is determined by reference to the Eurodollar Rate or the CB Rate.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Colorado; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Colorado, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unfinanced Capital Expenditures” means Capital Expenditures paid in cash (other than cash that constitutes proceeds of Indebtedness); however, to the extent that proceeds of any Revolving Loan or Letter of Credit are used to fund Capital Expenditures, such Capital Expenditures will be considered Unfinanced Capital Expenditures.

“Unused Line Fee” is a fee on the non-use of available funds in an amount equal to the Applicable Percentage multiplied by the difference between (x) the Revolving Commitment and (y) the average of Lender’s daily closing Revolving Credit Exposure during the period for which such fee is due. The Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable on a quarterly basis based on the actual number of days elapsed (including the first day but excluding the last day).  For purposes hereof, the Applicable Percentage means, when the ratio of Funded Debt to EBITDA, as calculated on a consolidated basis for Borrower and its Subsidiaries on a trailing four quarter basis, is:

(a) less than 1.0 to 1.0, 0.15%;

(b) greater than or equal to 1.0 to 1.0, but less than 1.5 to 1.0, 0.20%;

(c) greater than or equal to 1.5 to 1.0, but less than 2.0 to 1.0, 0.25%; and

(d) greater than or equal to 2.0 to 1.0, 0.30%.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
THE CREDITS

SECTION 2.01. Revolving Commitment.  Subject to the terms and conditions set forth herein, Lender agrees to make Revolving Loans to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in Lender’s Revolving Credit Exposure exceeding the Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Revolving Loans.  (a)  Subject to Section 2.14, each Revolving Loan shall be comprised entirely of CB Loans or Eurodollar Loans as Borrower may request in accordance herewith.  Lender, at its option, may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.  Revolving Loans of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Loans outstanding.  Each Eurodollar Loan shall be for a minimum of $500,000, or such greater amount pursuant to the terms hereof, in increments of $100,000.

(b)  Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request any Revolving Loan if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

SECTION 2.03. Intentionally Omitted.

SECTION 2.04. Requests for Revolving Loans.  To request a Revolving Loan, Borrower shall notify Lender of such request by telephone (a) in the case of a Eurodollar Loan, not later than 12:00 p.m., Denver time, three Business Days before the date of the proposed Revolving Loan or (b) in the case of a CB Loan, not later than 12:00 p.m., Denver time, on the Business Day of such proposed Loan; provided that any such notice of a CB Loan to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Denver time, on the date of the proposed Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Lender of a written Borrowing Request in a form approved by Lender and signed by the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of the requested Revolving Loan;

(ii)  the date of such Revolving Loan, which shall be a Business Day;

(iii)  whether such Revolving Loan is to be a CB Loan or a Eurodollar Loan;

(iv)  in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)  the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Loan is specified, then any requested Revolving Loan shall be a CB Loan.  If no Interest Period is specified with respect to any requested Eurodollar Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.05. Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to Lender, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $1,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitment.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Lender (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by Lender, Borrower also shall submit a letter of credit application on Lender’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension Lender’s Revolving Credit Exposure shall not exceed the Revolving Commitment.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the last day of the Availability Period.

(d)  Reimbursement.  If Lender shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to Lender an amount equal to such LC Disbursement not later than 10:00 a.m., Denver time, on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Denver time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 12:00 p.m., Denver time, on (i) the Business Day that Borrower receive such notice, if such notice is received prior to 10:00 a.m., Denver time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receive such notice, if such notice is not received prior to such time on the day of receipt; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a CB Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting CB Loan.

(e)  Obligations Absolute.  Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.  Neither Lender, nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Lender; provided that the foregoing shall not be construed to excuse Lender from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Lender (as finally determined by a court of competent jurisdiction), Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)  Disbursement Procedures.  Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Lender shall promptly notify Borrower by telephone (confirmed by telecopy) of such demand for payment and whether Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse Lender with respect to any such LC Disbursement.

(g)  Interim Interest.  If Lender shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Overnight Revolving Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.12(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of Lender.

SECTION 2.06. Funding of Revolving Loans.  Lender will make Revolving Loans and available to Borrower by crediting the amount of such Revolving Loan to an account of Borrower maintained with Lender in Denver and designated by Borrower in the applicable Borrowing Request.

SECTION 2.07. Interest Elections.  (a) Borrower may elect to convert each Loan to a different Type or to continue each Loan, and, in the case of a Eurodollar Loan, may elect Interest Periods therefore, all as provided in this paragraph.  Borrower may elect different options with respect to different portions of the affected Loan.

(b)  To make an election pursuant to this Section, Borrower shall notify Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if Borrower were requesting a Revolving Loan of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Lender of a written Interest Election Request in a form approved by Lender and signed by Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i)  the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clauses (C) and (D) below shall be specified for each resulting Loan);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Loan is to be a CB Loan or a Eurodollar Loan; and

(iv)  if the resulting Loan is a Eurodollar Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Loan but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be converted to a CB Loan.

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrower, then, so long as an Event of Default is continuing (A) no outstanding Revolving Loan may be converted to or continued as a Eurodollar Loan and (B) unless repaid, each Eurodollar Loan shall be converted to a CB Loan at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination of Revolving Commitment.  (a)  Unless previously terminated, the Revolving Commitment shall terminate on the Revolving Maturity Date.

(b)  Borrower may at any time terminate the Revolving Commitment; provided that Borrower shall not terminate the Revolving Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, Lender’s Revolving Credit Exposure would exceed the Revolving Commitment.

(c)  Borrower shall notify Lender of any election to terminate the Revolving Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Lender on or prior to the specified effective date) if such condition is not satisfied.  Any termination of the Revolving Commitment shall be permanent.

SECTION 2.09. Authorization for Direct Payments.  To effectuate any payments due under the Loan Documents, Borrower hereby authorizes Lender to initiate deposit entries to Borrower’s primary operating account with Lender, and to debit the same to such account.  This authorization to initiate debit entries shall remain in full force and effect until Lender has received written notification from the applicable Borrower of its termination in such time and in such manner to afford Lender a reasonable opportunity to act on it.  Borrower represents that Borrower is and will be the owner of all funds in such account. Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in Lender’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that Lender is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

SECTION 2.10. Repayment of Loans; Evidence of Debt.  (a) Borrower hereby unconditionally promise to pay to Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date.

(b)           Lender shall maintain an account in which it shall record (i) the amount of each Revolving Loan and Type thereof and (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender for all Loans hereunder .

(c)  The entries made in the account maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such account or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)  Lender may require that any Loans made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to Lender a promissory note payable to the order of Lender (or, if requested by Lender, to Lender and its respective registered assigns) and in a form approved by Lender.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.  (a) Borrower shall have the right at any time and from time to time to prepay any Revolving Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section 2.11.

(b)  Borrower shall notify Lender by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 12:00 p.m., Denver time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a CB Loan, not later than 12:00 p.m., Denver time, on the Business Day of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitment as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.  (a) Borrower agree to pay to Lender, in addition to all other amounts payable hereunder, any fees payable in the amounts and at the times separately agreed upon between Borrower and Lender, in writing.

(b)  Borrower agrees to pay to Lender, an Unused Line Fee during the period from and including the Effective Date and ending on the date on which the Revolving Commitment terminates.  The Unused Line Fee shall be payable in arrears on the last day of each Fiscal Quarter of each year and on the and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof.

(c)  Borrower agrees to pay to Lender, the Letter of Credit Fee, as and when due and payable, as well as Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Any fees payable to Lender pursuant to this paragraph (other than the Letter of Credit Fee) shall be payable within 10 days after demand.  All participation fees and letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)  Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.0%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and No/100 Dollars ($1,500.00) per late charge. Borrower agrees to pay and stipulates that five percent (5.0%) of the total payment due is a reasonable amount for a late payment charge.  Borrower shall pay the late payment charge upon demand by Lender or, if billed, within the time specified.

(e)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Lender for distribution, in the case of facility fees and participation fees, to Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.  (a)  Each CB Loan shall bear interest at the CB Rate.

(b)  Each Eurodollar Loan shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Loan.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, three percent (3.0%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, three percent (3.0%) plus the rate applicable to CB Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days.  The applicable CB Rate or Eurodollar Rate shall be determined by Lender, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Loan:

(a) Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining its Loans (or its Loan) for such Interest Period;

then Lender shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Loan, or continuation of any Loan, as a Eurodollar Loan shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Loan, such Loan shall be made as a CB Loan.

SECTION 2.15. Increased Costs.  (a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)  If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s for any such reduction suffered.

(c)  A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as specified in paragraph (a) or (b) of this Section, shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar

Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(a)(ii), (b)(ii) or (c)(ii) and is revoked in accordance therewith), then, in any such event, Borrower shall compensate Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of the Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.  (a)  Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Borrower shall indemnify Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Lender, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such

Governmental Authority. This Section shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

SECTION 2.18. Payments Generally.  (a) Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements under Section 2.15, 2.16 or 2.17, or otherwise) prior to 10:00 am, Denver time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Lender at its offices at 1125 17th Street, 3rd Floor, Denver, Colorado 80202, except that payments pursuant to Section 8.03 shall be made directly to the Persons entitled thereto.  Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.  To effectuate any payment due under the Loan Documents, Borrower hereby authorizes Lender to initiate debit entries to any deposit account of Borrower maintained with Lender and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until Lender has received notification of its termination in such time and in such matter as to afford Lender a reasonable opportunity to act on it. Borrower acknowledge (1) that such debit entries may cause an overdraft of any such account which may result in Lender’s refusal to honor items drawn on any such account until adequate deposits are made to such account, (2) that Lender is not under any duty or obligation to initiate any debit entry for any purpose, and (3) that if a debit is not made because any such account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

(b)  If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder.

SECTION 2.19. Mitigation Obligations.  If Lender requests compensation under Section 2.15, or if Borrower are required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.17 then Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrant, jointly and severally to Lender that:

SECTION 3.01. Organization; Powers.  Each of Borrower and each of its respective Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a

Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.  The Transactions are within Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Borrower or any of its respective Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Borrower or any of its respective Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or any of its respective Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change.  (a) Borrower has heretofore furnished to Lender, Borrower’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Years ended March 31, 2010 and March 31, 2011, reported on by an independent public accounting firm.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)  Since March 31, 2011, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties.  (a)  As of the Effective Date, the real estate (“Real Estate”) listed on Schedule 3.05 hereto constitutes all of the real property owned, leased, subleased, or used by Borrower.  Borrower will own, as of the Effective Date, good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Schedule 3.05, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Lender have been delivered to Lender.  Schedule 3.05 further describes any Real Estate with respect to which Borrower is a lessor, sublessor or assignor as of the Effective Date.  Borrower and each of its respective Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets.  As of the Effective Date, none of the properties and assets of Borrower or any of its respective Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Borrower or any of its respective Subsidiaries that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.  Borrower and each of its respective Subsidiaries has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect Borrower’s and its Subsidaries’ respective right, title and interest in and to all such Real Estate and other properties and assets.  Schedule 3.05 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.  As of the Effective Date, no portion of Borrower’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Effective Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

(b)  Borrower and each of its respective Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower and such Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect..

SECTION 3.06. Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements.  Borrower and each of its respective Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status.  Neither Borrower nor any of its respective Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes.  Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure.  Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Solvency.  Both before and after giving effect to (a) the Loans and other Obligations to be made or incurred on the Effective Date or such other date as Loans and other Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower and (c) the payment and accrual of all transaction costs in connection with the foregoing, Borrower is and will be Solvent.

ARTICLE IV
CONDITIONS

SECTION 4.01. Effective Date.  The obligations of Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)  Lender (or its counsel) shall have received from Borrower, duly executed original signatures to the Loan Documents to which it is a party.

(b)  Lender shall have received a favorable written opinion (addressed to Lender and dated the Effective Date) of outside counsel for Borrower, substantially in the forms of Exhibit A, and covering such other matters relating to Borrower, the Loan Documents, or the Transactions as Lender shall reasonably request.

(b)  Lender shall have received such documents and certificates as Lender or its counsel may reasonably request relating to the organization, existence and good standing of Borrower, the authorization of the Transactions and any other legal matters relating to Borrower, the Loan Documents, or the Transactions, all in form and substance satisfactory to Lender and its counsel.

(d)  Lender shall have received evidence satisfactory to Lender that Lender has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by Borrower (including financing statements under the UCC and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Lender may request in order to perfect its security interests in the Collateral and (ii) copies of UCC search reports listing all effective financing statements that name Borrower as debtor, together with copies of such financing statements, none of which shall cover the Collateral and Permitted Encumbrances.

(e)  Lender shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f)  Lender shall have received certificates, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Borrower containing such other statements with respect to the solvency of Borrower and matters related thereto as Lender shall request.

(g)  Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.

Lender shall notify Borrower of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 1:00 p.m., Denver time, on February 29, 2012 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitment shall terminate at such time).

SECTION 4.02. Each Credit Event.  The obligation of Lender to make a Loan on the occasion of any Loan, including without limitation, the obligation of Lender to make the Term Loan on the Funding Date, and to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of Borrower set forth in this Agreement shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)  At the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
AFFIRMATIVE COVENANTS

Until the Revolving Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been indefeasibly paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees with Lender that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information.  Borrower will furnish to Lender:

(a) within 90 days after the end of each Fiscal Year, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for Borrower, as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing, which shall include, without limitation, Ehrhardt Keefe Steiner & Hottman PC (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of its first, second and third Fiscal Quarter and within 90 days after the end of its fourth Fiscal Quarter, Borrower’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (b) above, a completed Compliance Certificate executed by a Financial Officer of Borrower;

(d) concurrently with any delivery of financial statements under clause (a) above, (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) the management letter from such accountants delivered to Borrower in connection with their annual audit;

(e)  contemporaneously with the distribution thereof to Borrower’s stockholders or partners or the filing thereof with the SEC, as the case may be, copies of all statements, reports, notices and filings distributed by Borrower to its stockholders or filed with the SEC (including reports on Forms 10-K, 10-Q and 8-K) or any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange;

(f)  no event later than ninety (90) days following fiscal year end, provide Lender with an annual operating budget for the next fiscal year, which shall include, at a minimum, a balance sheet, income statement and cash flow statement presented in monthly or quarterly formats. In addition, Borrower shall provide Lender any material revisions to such operating budget within a reasonable time following the date such revisions are made.

(g)  promptly after Borrower or any Subsidiary becomes aware of the commencement thereof, notice of any investigation, action, suit or proceeding before any Governmental Authority involving the condemnation or taking under the power of eminent domain of any material portion of its property or the revocation or suspension of any material permit, license, certificate of need or other governmental requirement applicable to any of its properties or assets;

(h)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any Subsidiary, or compliance with the terms of this Agreement, as Lender may reasonably request.

SECTION 5.02. Notices of Material Events.  Borrower will furnish to Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $250,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business.  Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations.  Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower or such Subsidiary, as the case may be, has set aside on their books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.  Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights.  Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws.  Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Environmental Liabilities.  Borrower shall and shall cause each Person within their control to: (i) conduct its operations and keep and maintain its real property in compliance with all Environmental Laws other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (ii) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of its real property or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Material on, at, in, under, above, to, from or about any of its real property in all material respects; (iii) notify Lender promptly after Borrower becomes aware of any violation of Environmental Laws or any release of Hazardous Materials on, at, in, under, above, to, from or about any of its real property that is reasonably likely to result in Environmental Liabilities in excess of $250,000; and (iv) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by Borrower in connection with any such violation or release of Hazardous Materials or any other matter relating to any Environmental Laws that could reasonably be expected to result in Environmental Liabilities in excess of $250,000 in each case whether or not any Governmental Authority has taken or threatened any action in connection with any such violation, release of Hazardous Materials or other matter.  If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws by Borrower or any Environmental Liability arising thereunder, or a release of Hazardous Materials on, at, in, under, above, to, from or about any of its real property, that, in each case, could reasonably be expected to have a Material Adverse Effect, then Borrower shall, upon Lender’s written request (A) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Lender may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Lender and shall be in form and substance reasonably acceptable to Lender, and (B) permit Lender or its representatives to have access to all of its real property for the purpose of conducting such environmental audits and testing as Lender deems appropriate, including subsurface sampling of soil and groundwater.  Borrower shall reimburse Lender for the costs of such audits and tests and the same will constitute a part of the Obligations.

SECTION 5.09. Use of Proceeds.  The proceeds of the Revolving Loans will be used solely for working capital and general corporate purposes, including the refinance of all senior bank debt and certain other debt, and to support acquisition financing and capital expenditures. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.10. Operating Accounts.  Borrower shall maintain, beginning no later than March 31, 2012, its primary and its Subsidiaries’ primary banking depository and disbursement relationship with Lender.

SECTION 5.11. Financial Covenants.  Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP, consistently applied:

(a)  Fixed Charge Coverage Ratio.  Borrower will maintain, as of the last day of each Fiscal Quarter, calculated on a trailing four quarter basis as of the month then-ending, a Fixed Charge Coverage Ratio of not less than 1.5 to 1.0.

(b) Funded Debt to EBITDA Ratio.   Borrower will maintain, as of the last day of each Fiscal Quarter, calculated on a trailing four quarter basis as of the Fiscal Quarter then-ending, a ratio of Funded Debt to EBITDA, of not more than 2.5 to 1.0.

SECTION 5.12. Post-Closing Covenants.  Borrower shall, no later than 60 days following the Effective Date, cause UCC Financing Statement #20112009949, listing the Internal Revenue Service as “secured party” and filed with the Colorado Secretary of State, to be terminated.

ARTICLE VI
NEGATIVE COVENANTS

Until the Revolving Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been indefeasibly paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees with Lender that, unless Borrower has obtained the prior written consent of Lender:

SECTION 6.01. Indebtedness.  Borrower will not, nor will permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)  Contingent obligations or earn-out payments that are included in the amounts set forth in subsections (c) and (d) of the definition of “Permitted Acquisitions”; and

(d) Indebtedness secured by Permitted Encumbrances.

SECTION 6.02. Liens.  Borrower will not, nor will permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, including, without limitation, its Real Estate, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances; and

(b) any Lien on any property or asset of Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Borrower or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.

SECTION 6.03. Fundamental Changes.  (a) Borrower will not, nor will permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the applicable Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)  Borrower will not, nor will permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.  Borrower will not, nor will permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments; and

(b) investments by Borrower existing on the date hereof in the capital stock of its Subsidiaries.

SECTION 6.05. Swap Agreements.  Borrower will not, nor will permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments.  Borrower will not, nor will permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (c) so long as no Event of Default has occurred or is continuing and Borrower can demonstrate pro-forma compliance with the financial covenants set forth in Section 5.11, (i) repurchases by Borrower of its Equity Interests; provided however, that cash paid by Borrower in connection with such repurchases may not to exceed $500,000 in the aggregate in any consecutive twelve month period and (ii) Borrower may declare and pay cash dividends with respect to its Equity Interests.

SECTION 6.07. Transactions with Affiliates.  Borrower will not, nor will permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b)  any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements.  Borrower will not, nor will permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any

Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets other than Permitted Encumbrances, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. Government Regulation.  Borrower will not (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.

SECTION 6.10. Real Estate Negative Pledge.  Borrower will not enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Real Estate.

SECTION 6.11. No Assets in Subsidiaries.   Borrower will ensure that neither SGM Biotech, Inc. and Raven Biological Laboratories, Inc. own any assets which, in the aggregate, have a fair market value in excess of $50,000 at any one time.

ARTICLE VII
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d) Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to Borrower’s existence), 5.08 or 5.09 or in Article VI;

(e) Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from Lender to Borrower (which notice will be given at the request of Lender);

(f) Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower, any Subsidiary, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, any Subsidiary, or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against Borrower, any Subsidiary, or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) the occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to any other Loan Document or any other written agreement between Borrower and, or for the benefit of, Lender; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, Lender may, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Revolving Commitment, and thereupon the Revolving Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in clause (i) or (j) of this Article, the Revolving Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01. Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to Borrower, 12100 West Sixth Avenue, Lakewood, CO 80228, Attention of Mr. Steven Peterson, Chief Financial Officer (Telecopy No. 303-987-8989); and

(ii) if to Lender, to JPMorgan Chase Bank, N.A., 1125 17th Street, 3rd Floor, Denver, Colorado 80202, Attention of Steve Driscoll, Senior Vice President, Commercial Banking (Telecopy No. 303-244-3351).

(b)  Lender or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.02. Waivers; Amendments.  (a)  No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by

Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender.

SECTION 8.03. Expenses; Indemnity; Damage Waiver.  (a)  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Lender, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)  Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any Subsidiary, or any Environmental Liability related in any way to Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)  All amounts due under this Section shall be payable not later than three days after written demand therefor.

SECTION 8.04. Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Lender that issues any Letter of Credit), except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of Lender that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Lender may, without the consent of Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to 8.02(b) that affects such Participant.  Subject to paragraph (b)(ii) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of 2.15, 2.16, and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of 8.08 as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under 2.15 or 2.17 than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(c)   Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.05. Survival.  All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitment has not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the

Loans, the expiration or termination of the Revolving Commitment or the termination of this Agreement or any provision hereof.

SECTION 8.06. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of Colorado.

(b)  Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the State and Federal courts in Denver County, Colorado, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Colorado State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c)  Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)  BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT BORROWER MAY HAVE TO CLAIM OR RECOVER FROM LENDER IN ANY LEGAL ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

SECTION 8.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12. Confidentiality.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.13. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

SECTION 8.14. Patriot Act.  Lender hereby notifies Borrower that pursuant to the requirements of Section 326 of the Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, Lender will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask Borrower to see Borrower’s legal organizational documents or other identifying documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

MESA LABORATORIES, INC., a Colorado corporation

By
Name:
Title:

LENDER:

JPMORGAN CHASE BANK, N.A.

By
Name:
Title: